Filed Pursuant to Rule 433

Registration Statement No. 333-183920

October 25, 2012

Issuer Free Writing Prospectus Republic of Chile US$750,000,000 2.250% Notes Due 2022 Final Terms and Conditions As of October 25, 2012
Issuer:	Republic of Chile.
Title:	2.250% Notes Due 2022.
Ratings[1]:	Aa3/A+/A+(Moody’s/S&P/Fitch).
Principal amount:	US$750,000,000.
Maturity date:	October 30, 2022.
Settlement date (T+3):	October 30, 2012.
Public Offering Price:	98.858% plus accrued interest, if any from October 30, 2012.
Interest:	2.250% per annum payable semi-annually in arrears.
Payment of Interest:	Amounts due in respect of interest will accrue and be paid semi-annually in arrears.
Interest Payment Dates:	Interest payment dates shall be on April 30 and October 30 of each year, starting on April 30, 2013.
Denominations:	US$150,000 and integral multiples of US$1,000 in excess thereof.
Day count:	30/360.
Type:	SEC Registered; Global.
CUSIP/ISIN:	168863 BN7/ US168863BN78.
Governing Law:	New York.

Listing:	Application has been made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF market.
Joint Bookrunners/ Allocation:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

1 The security ratings above are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Limited. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049, J.P. Morgan Securities LLC at 1-866-846-2874 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

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